EXHIBIT 4.3

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of February 9, 2007, by and among DOT VN, INC., a Delaware corporation (“Dot VN”), and Spot -On Networks, LLC, a Delaware limited liability company (“Spot On”) (each of Dot VN and Spot On, a “Company” and together the “Companies”), and the Buyers listed on Schedule I attached hereto (individually, a “Buyer” or collectively “Buyers”).

WITNESSETH

WHEREAS, each Company and the Buyer(s) are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, each Company shall issue and sell to the Buyer(s), as provided herein, and the Buyer(s) shall purchase up to Ten Million Dollars ($10,000,000) (the “Purchase Price”) in the respective amounts set forth opposite each Buyer(s) name on Schedule I (the “Subscription Amount”) of convertible debentures (the “Convertible Debentures”), in equal amount from each Company, of which the Convertible Debentures issued by Dot VN shall be convertible into shares of the Company’s common stock, par value $0.001 (the “Common Stock”) (as converted, the “Conversion Shares”), and the Convertible Debentures issued by Spot On shall be convertible into units of membership Interest of Spot On (“Membership Interests”) or exchangeable for Conversion Shares, together with such number of Dot VN common stock purchase warrants (the “Warrants”, and together with the Convertible Debentures from each of the Companies, the “Units”)) as equal thirty percent (30%) of the total Subscription Amount (shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Buyers and Dot VN are executing and delivering a Registration Rights Agreement (the “Investor Registration Rights Agreement”) pursuant to which Dot VN has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated there under, and applicable state securities laws; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Buyers and Spot On are executing and delivering a general security agreement (the “General Security Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer(s) hereby agree as follows:

1. PURCHASE AND SALE OF CONVERTIBLE DEBENTURES AND WARRANTS.

(a) Purchase of Convertible Debentures. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase at each Closing and each Company agrees to sell and issue to each Buyer, severally and not jointly, at each Closing, Convertible Debentures and Warrants in amounts corresponding with the Subscription Amount set forth opposite each Buyer’s name on Schedule I hereto.

(b) Closing Date. The offering shall consist of a minimum of $1,000,000 of Convertible Debentures (the “Minimum Offering”) and a maximum of $10,000,000 of Convertible Debentures. The initial Closing (the “Initial Closing”) of the purchase and sale of the Convertible Debentures shall take place at 10:00 a.m. Eastern Standard Time on the business day following the date the Minimum Offering has been subscribed for (the “Closing Date”). Subsequent closings shall take place in the discretion of the Companies. The Closing shall occur on each Closing Date at the offices of Sichenzia Ross Friedman Ference LLP (or such other place as is mutually agreed to by the Company and the Buyer(s)). The Initial Closing shall occur by January 31, 2007 and the final closing of the offering of Units shall occur by March 15, 2007 or such later date (not beyond June 30, 2007) as the Companies may determine.

(c) Form of Payment. Subject to the satisfaction of the terms and conditions of this Agreement, on the Closing Dates, (i) the Buyers shall deliver to the Companies such aggregate proceeds for the Subscription Amount as set forth herein, and (ii) each Company shall deliver to each Buyer, Convertible Debentures and Dot VN shall deliver Warrants which such Buyer(s) is purchasing in amounts indicated opposite such Buyer’s name on Schedule I, duly executed on behalf of the Company.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants, severally and not jointly, that:

(a) Investment Purpose. Each Buyer is acquiring the Convertible Debentures and Warrants and, upon conversion or exchange of Convertible Debentures or exercise of the Warrants, the Buyer will acquire the Conversion Shares, Membership Interests or Warrants Shares then issuable, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Buyer reserves the right to dispose of the Conversion Shares or Warrant Shares at any time in accordance with or pursuant to an effective registration statement covering such Conversion Shares or Warrant Shares or an available exemption under the Securities Act. Unless Buyer has notified the Company in writing to the contrary, Buyer is not a registered broker dealer or affiliate thereof.

(b) Accredited Investor Status. Each Buyer is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

(c) Reliance on Exemptions. Each Buyer understands that the Convertible Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

(d) Information. Each Buyer and its advisors (and his or, its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information he deemed material to making an informed investment decision regarding his purchase of the Convertible Debentures, Warrants, the Conversion Shares, Membership Interests and the Warrant Shares, which have been requested by such Buyer. Each Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Companies and its management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Companies’ representations and warranties contained in Section 3 below. Each Buyer is not relying (for purposes of making any investment decision or otherwise) upon any advice, information, or representations from the Companies, written or oral, other than the representations set forth in the Transaction Documents. Each Buyer understands that its investment in the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and Membership Interests involves a high degree of risk. Each Buyer, either alone or with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment hereunder and by so evaluating the merits and risks of such investments, such Buyer is able to bear the economic risk of such investment, and at the present time is able to afford a complete loss of such investment. Each Buyer is in a position regarding each Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Buyer to obtain information from each Company in order to evaluate the merits and risks of this investment. Each Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and Membership Interests. Such Buyer is not making the investment as a result of any advertisement, article, notice or other communication published or broadcasted in any media or any general solicitation or advertising. Each Buyer agrees and understands that the Companies have not completed a merger or acquisition transaction with one another; that any such transaction is subject to the negotiation and execution of a definitive agreement between the Companies, as well as the completion of due diligence reviews and other conditions satisfactory to each of the Companies, which conditions may not be fulfilled; and that there is no assurance that any such merger or acquisition transaction will occur, among other reasons because the parties may determine not to proceed if the merger cannot be effected on a tax free basis, and there can be no assurance that the merger could be effected on a tax free basis.

(e) No Governmental Review. Each Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Convertible Debentures or the Conversion Shares, or the fairness or suitability of the investment in the Convertible Debentures or the Conversion Shares or Membership Interests, nor have such authorities passed upon or endorsed the merits of the offering of the Convertible Debentures or the Conversion Shares or Membership Interests.

(f) Transfer or Resale. Each Buyer understands that except as provided in the Investor Registration Rights Agreement: (i) the Convertible Debentures, ,Warrants, Conversion Shares and Membership Interests have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred by Buyer unless (A) subsequently registered for resale thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, and (iv) the Conversion Shares may not be issued upon conversion of the Spot-On Convertible Debentures except pursuant to an exemption from the registration requirements under the Securities Act based on representations of the Buyer made herein.

(g) Legends. Each Buyer understands that the certificates or other instruments representing the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and Membership Interests (if certificated) shall bear a restrictive legend in substantially the following form (and a stop -transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

The legend set forth above shall be removed and Dot VN within two (2) business days shall issue a certificate without such legend to the holder of the Conversion Shares or Warrant Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Conversion Shares or Warrant Shares, as applicable, are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides Dot VN with an opinion of counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Conversion Shares or Warrant Shares, as applicable, may be made without registration under the Securities Act.

(h) Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) Receipt of Documents. Each Buyer and his or its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein and the Transaction Documents (as defined herein); (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions each Buyer submitted to the Company regarding an investment in the Company; and each Buyer has not been furnished any other documents, literature, memorandum or prospectus and has relied only on the representations set forth in the Transaction Documents.

(j) Due Formation of Corporate and Other Buyers. If the Buyer(s) is a corporation, trust, partnership or other entity that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Convertible Debentures and Warrants and is not prohibited from doing so.

(k) No Legal Advice From either Company. Each Buyer acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Each Buyer is relying solely on such counsel and advisors and not on any statements or representations of each Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

(l) Certain Trading Activities. Such Buyer has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the earlier to occur of (1) the time that such Buyer was first contacted regarding an investment in the Company and (2) the 30th calendar day prior to the date of this Agreement. Such Buyer covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are completed. "Short Sales" include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934.

3. REPRESENTATIONS AND WARRANTIES OF EACH COMPANY.

Each Company represents and warrants as to itself only as of the date hereof to each of the Buyers that, solely for such Company and not with respect to the other Company, except as set forth in the separate Disclosure Schedule of such Company attached hereto (the “Disclosure Schedule”):

(a) Organization and Qualification. Such Company and its subsidiaries is a corporation or limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or formed, and has the requisite corporate or limited liability company power to own its properties and to carry on its business as now being conducted. Each of the Companies and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on such Company and its subsidiaries taken as a whole.

(b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate or limited liability company power and authority to enter into and perform this Agreement and such of the Investor Registration Rights Agreement, the General Security Agreement, and any related agreements (collectively the “Transaction Documents”) to which it is a party and to issue such of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares, as applicable as it is required to issue in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, such of the issuance of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof, as applicable, have been duly authorized by the Company’s Board of Directors or Managers and no further consent or authorization is required by the Company, its Board of Directors or Managers or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The authorized officer of Dot VN executing the Transaction Documents knows of no reason why the Company cannot file the registration statement as required under the Investor Registration Rights Agreement or perform any of the its other obligations under such documents.

(c) Capitalization. The authorized capital stock of Dot VN consists of 250,000,000 shares of Common Stock, par value $0.001 and 50,000,000 shares of Preferred Stock, par value $0.001 (“Preferred Stock”) of which 27,410,996 shares of Common Stock and 120,000 shares of Preferred Stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. All outstanding Membership Interests of Spot On have been validly issued and are fully paid and nonassessable. Except as set forth on Section 3(c) of such Company’s Disclosure Schedule, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement) and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Convertible Debentures as described in this Agreement.

(d) Issuance of Securities. The Convertible Debentures and Warrants are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof. The Conversion Shares and Warrant Shares and Membership Interests issuable upon conversion or exchange of the Convertible Debentures and exercise of the Warrants, respectively, have been duly authorized and reserved for issuance. Upon conversion, exchange or exercise in accordance with the Convertible Debentures or Warrants the Conversion Shares, Membership Interests and Warrant Shares will be duly issued, fully paid and nonassessable.

(e) No Conflicts. Except as set forth on Section 3(e) of such Company’s Disclosure Schedule, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of Pink Sheets on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Registration Rights Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

(f) 10(b)-5. Neither the Transaction Documents nor any other documents or statements provided to the Buyers include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(g) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

(h) Acknowledgment Regarding Buyer’s Purchase of the Convertible Debentures. The Company acknowledges and agrees that the Buyer(s) is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyer(s) is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyer(s) or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer’s purchase of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares. The Company further represents to the Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(i) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and Membership Interests.

(j) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares under the Securities Act or cause this offering of the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

(k) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

(l) Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(m) Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

(n) Title. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(o) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

(p) Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(q) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(r) No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

(s) Tax Status. The Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(t) Certain Transactions. Except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(u) Fees and Rights of First Refusal. Except as set forth on Section 3(u) of such Company’s Disclosure Schedule, the Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D. Each Company agrees to file a Form D with respect to the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and Membership Interests issuable by it, as applicable, as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. Each Company shall, on or before the Closing Date, take such action as such Company shall reasonably determine is necessary to qualify the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares or Membership Interests, or obtain an exemption for the Convertible Debentures and Warrants and the Conversion Shares and Warrants Shares and Membership Interests for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

(c) Use of Proceeds. Each Company will use the proceeds from the sale of the Convertible Debentures for general corporate and working capital purposes of the Company.

(d) Reservation of Shares. Each Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock or Membership Interests as shall be necessary to effect the issuance of the Conversion Shares and Warrant Shares or Membership Interests. If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Conversion Shares, the Company shall call and hold a special meeting of the shareholders within sixty (60) days of such occurrence, for the purpose of increasing the number of shares authorized. The Company’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

(e) Fees and Expenses.

(i) Each of the Companies and the Buyer(s) shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of the Transaction Documents, provided that each of the Companies shall pay 50% of the placement agent legal expenses of $30,000. Each Buyer acknowledges that the placement agent of this Offering will be paid a cash commission of 10% (payable 50% by each Company) and warrants to purchase 10% of the Common Stock issuable hereunder (issuable solely by Dot VN, Inc.).

(f) Corporate Existence. Except for the Spot-On/Dot VN merger, so long as any of the Convertible Debentures remain outstanding, Dot VN shall not, and so long as the Spot-On Convertible Debentures remain outstanding Spot-On shall not, directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless the Company provides for appropriate undertakings to ensure that the holder’s rights are not adversely affected. In any such case, the Company will make appropriate provision with respect to such holders’ rights and interests to insure that the provisions of this Section 4(f) will thereafter be applicable to the Convertible Debentures.

(g) Transfer Agent. Dot VN covenants and agrees that it will at all times maintain and duly qualified independent transfer agent.

5. CONDITIONS TO EACH COMPANY’S OBLIGATION TO SELL.

The obligation of each Company hereunder to issue and sell the Convertible Debentures to the Buyer(s) at the Closings is subject to the satisfaction, at or before the Closing Dates, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a) Each Buyer shall have executed the Transaction Documents and delivered them to the Company.

(b) The Buyer(s) shall have delivered to such Company the Purchase Price for Convertible Debentures and Warrants in respective amounts as set forth next to each Buyer as outlined on Schedule I attached hereto, minus any fees to be paid directly from the proceeds the Closings as set forth herein, by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

(c) The representations and warranties of the Buyer(s) shall be true and correct in all material respects as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer(s) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer(s) at or prior to the Closing Dates.

6. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

(a) The obligation of the Buyer(s) hereunder to purchase the Convertible Debentures and Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(i) The Company shall have executed the Transaction Documents required to be executed by it and delivered the same to the Buyer(s).

(ii) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date

(iii) The Company shall have executed and delivered to the Buyer(s) the Convertible Debentures and Warrants required to be executed by it in the respective amounts set forth opposite each Buyer(s) name on Schedule I attached hereto.

(iv) The Buyer(s) shall have received an opinion of counsel from Law Offices of Thomas E. Puzzo, PLLC in a form satisfactory to the Buyer(s).

(v) The Company shall be in good standing with the secretary of state from the state in which the Company is incorporated or organized.

(vi) Dot VN shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Convertible Debentures and exercise of the Warrants, shares of Common Stock to effect the conversion of all of the Conversion Shares and Warrant Share then outstanding. Spot On shall have reserved out of its authorized and unissued Membership Interests, solely for the purpose of effecting the conversion of the Convertible Debentures, Membership Interests to effect the conversion of all of the Convertible Debentures then outstanding.

7. INDEMNIFICATION.

(a) In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Convertible Debentures, Warrants, the Conversion Shares and the Warrant Shares and Membership Interests hereunder, and in addition to all of each Company’s other obligations under this Agreement, each Company, severally and not jointly, shall defend, protect, indemnify and hold harmless the Buyer(s) and each other holder of the Convertible Debentures, Warrants, the Conversion Shares and the Warrant Shares and Membership Interests, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Buyer Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by such Company in this Agreement, the Convertible Debentures, Warrants or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of such Company contained in this Agreement, or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee based on material misrepresentations or due to a material breach by such Company and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto. Neither Company shall have or bear any responsibility for any misrepresentation or breach by the other Company. To the extent that the foregoing undertaking by such Company may be unenforceable for any reason, such Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b) In consideration of the Companies’ execution and delivery of this Agreement, and in addition to all of the Buyer’s other obligations under this Agreement, the Buyer shall defend, protect, indemnify and hold harmless each Company and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnities”, and with the Buyer Indemnitees, each an “Indemnified Party”) from and against any and all Indemnified Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Buyer(s) in this Agreement, instrument or document contemplated hereby or thereby executed by the Buyer, (b) any breach of any covenant, agreement or obligation of the Buyer(s) contained in this Agreement, the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, the Investor Registration Rights Agreement or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto. To the extent that the foregoing undertaking by each Buyer may be unenforceable for any reason, each Buyer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(c) Promptly after receipt by an Indemnified Party under this Section 7 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a claim, such Indemnified Party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Party; provided, however, that an Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one (1) counsel for all such Indemnified Parties to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Party under this Section 7, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) Because by offering the Spot On Debentures (which are exchangeable for Dot VN Common Stock) Spot On may be deemed to be offering Dot VN equity securities, Dot VN shall defend, protect, indemnify and hold harmless Spot On and all of its officers, directors, managers, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Spot On Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Spot On Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Spot On Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Dot VN in this Agreement, the Convertible Debentures, Warrants or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of Dot VN contained in this Agreement, or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto, or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Convertible Debentures and Warrants. To the extent that the foregoing undertaking by Dot NV may be unenforceable for any reason, Dot NV shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law. Section 7(c) shall apply to the indemnification obligation set forth in this Section 7(d), by treating the Spot On Indemnitees as if they were “Indemnified Parties.”

8. GOVERNING LAW: MISCELLANEOUS.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York, New York, and expressly consent to the jurisdiction and venue of the Courts of New York, sitting in New York County and the United States District Court for the Southern District of New York sitting in New York, New York for the adjudication of any civil action asserted pursuant to this Paragraph.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f) Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Dot VN, to:	Dot VN, Inc.
9449 Balboa Avenue., Suite 114
San Diego, CA 92123
Attention: Thomas Johnson
Facsimile: (858) 571-8497

With a copy to:	Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Attention: Thomas E. Puzzo, Esq.
Facsimile: (206) 260-0111

If to Spot On, to:	Spot On Networks LLC
55 Church Street
New Haven, CT 06510
Attention: Mr. Richard Sherwin
Telephone: 203.523.5200
Facsimile: 203.773-1947

With a copy to:	Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
Attention: Barry A. Adelman, Esq.
Telephone: 212.833.1107
Facsimile: 212.833.1250

If to the Buyer(s), to its address and facsimile number on Schedule I, with copies to the Buyer’s counsel as set forth on Schedule I. Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of each Company and the Buyer(s) contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 8, and the indemnification provisions set forth in Section 7, shall survive the Closing for a period of two (2) years following the date on which the Convertible Debentures are converted in full. The Buyer(s) shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Publicity. Each Company and the Buyer(s) (by the majority thereof) shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer(s), to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (each Company shall use its best efforts to consult the Buyer(s) in connection with any such press release or other public disclosure prior to its release and Buyer(s) shall be provided with a copy thereof upon release thereof).

(k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Buyers and each Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

DOT VN, INC.

By:
Name: Thomas Johnson
Title: Chief Executive Officer

SPOT -ON NETWORKS, LLC

By:
Name: Title:

SCHEDULE I

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity or Person: __________________________
Signature of Authorized Signatory of Investing Entity: __________________________
Name of Authorized Signatory: _________________________
Title of Authorized Signatory: __________________________
Email Address of Authorized Signatory:________________________________
Tax ID number of Investing Entity or Person:__________________________________

Address for Notice of Investing Entity or Person:

Address for Delivery of Securities for Investing Entity or Person (if not same as above):

Subscription Amount:________________________________

DISCLOSURE SCHEDULE

Disclaimer:

Dot VN, Inc. makes no representations with respect to the business or status of Spot On Networks, LLC. All representations, warranties and disclosures apply solely to Dot VN, Inc.

Specific Disclosures:

Section 3 (a): Although not completed, Dot VN, Inc., a Delaware corporation is currently in the process of registering with the State of California as a foreign corporation doing business in California. Dot VN, Inc. anticipates that this process will be completed in the near term, which is a ministerial matter.

Section 3 (c):

(i) The outstanding options are as follows:

Thomas Johnson

Date Vested	Expiration Date	# Available	Exercise Price
10/01/06	08/01/16 1,200,000	$0.50/share
10/01/07	08/01/17 1,200,000	$0.50/share
10/01/08	08/01/18 1,200,000	$0.50/share

Lee Johnson

Date Vested	Expiration Date	# Available	Exercise Price
10/01/06	08/01/16 1,200,000	$0.50/share
10/01/07	08/01/17 1,200,000	$0.50/share
10/01/08	08/01/18 1,200,000	$0.50/share

Louis P. Huynh

Date Vested	Expiration Date	# Available	Exercise Price
10/09/06	10/09/16 100,000	$0.50/share
10/09/07	10/09/17 100,000	$0.50/share
10/09/08	10/09/18 100,000	$0.50/share

Ngoc Anh Ung

Date Vested	Expiration Date	# Available	Exercise Price
10/09/06	10/09/16 50,000	$0.50/share
10/09/07	10/09/17 50,000	$0.50/share
10/09/08	10/09/18 50,000	$0.50/share

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(ii) The outstanding warrants are as follows:

Montaque Securities, 2,100,000 exercisable at $2.00 until 9/1/2009

Ron McKown, 3,000,000 exercisable at $2.00 until 9/1/2009

Sausalito Capital Partners, 250,000 exercisable at $2.00 until 7/18/08

Sausalito Capital Partners, 250,000 exercisable at $3.00 until 7/18/08

Pali Capital, 500,000 exercisable at $0.001 until 11/17/11

(1) Additionally, certain warrants have been issued by Dot VN, pursuant to one or more agreements substantially similar to the Agreement, and are outstanding. Dot VN may from time to time issue additional warrants pursuant to one or more agreements substantially similar to the Agreement.

(iii) The outstanding debt securities are as follows:

Hi-Tek, Inc., $360,000.00 convertible at $1.00, 2 year term

(1) Additionally, certain convertible debentures have been issued by Dot VN, pursuant to one or more agreements substantially similar to the Agreement, and are outstanding. Dot VN may from time to time issue additional convertible debentures pursuant to one or more agreements substantially similar to the Agreement.

Section 3 (o): Currently, Dot VN, Inc. carries all insurances required by law, including workers compensation and general business insurance. However, Dot VN, Inc. does not have directors and officers insurance but intends to use a portion of the proceeds of the investment to acquire such insurance.

Section 3 (s): As of January 5, 2007, in connection with a recent merger, Dot VN, Inc. a Delaware corporation has not filed its 2006 tax returns, further the Dot VN, Inc. is attempting to ascertain what if any taxes have been paid previously prior to change of control and what, if any, tax liabilities exist. However, based on the information available to Dot VN, which indicate losses, it anticipates that it will only be subject to minimum state and federal tax. As of January 5, 2007, Dot VN, Inc. a California corporation, and a wholly owned subsidiary of Dot VN, Inc., a Delaware corporation, has not filed its 2005 tax returns, however since it has posted losses for the relevant periods, it anticipates that it will only be subject to minimum state and federal tax.

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Spot-On Disclosure Schedule

This Disclosure Schedule has been prepared and delivered in accordance with the Securities Purchase Agreement to which this Disclosure Schedule is annexed (the “Agreement”) by and among Spot-On Networks, LLC (“Spot-On”), Dot VN, Inc. (“Dot VN”) and the buyers listed on Schedule I to the Agreement.

Certain agreements and other matters are listed in this Disclosure Schedule for informational purposes only, do not necessarily include all matters of a similar nature and shall not be taken as an admission by Spot-On that such disclosures are required under, interpretive of, or responsive to any representations and warranties contained in the Agreement. Nothing contained in this Disclosure Schedule shall constitute or be deemed an admission of liability by Spot-On or any of its subsidiaries. The disclosure of any agreement or other matter in this Disclosure Schedule does not evidence a determination by Spot-On that such disclosure rises above any applicable materiality thresholds. The section references included in this Disclosure Schedule refer to sections of the Agreement and any matter listed under one section of this Disclosure Schedule shall be deemed to be disclosed for purposes of all other representations and warranties. Certain items in this Disclosure Schedule include brief descriptions of certain agreements and obligations to which Spot-On is a party and certain aspects of the assets, business or condition of Spot-On and its subsidiaries; such descriptions are necessarily not complete.

Spot-On makes no representations or warranties with respect to Dot VN or its subsidiaries, including without limitation, as to the business or status of Dot VN or its subsidiaries. All representations, warranties and disclosures apply solely to Spot-On and are being made solely by Spot-On and not any other person or entity.

Terms defined in the Agreement and not otherwise defined in this Disclosure Schedule are used herein as defined in the Agreement.

Section 3(a):

•	Spot-On is in the process of reviewing the jurisdictions where is conducts business and qualification in certain additional jurisdictions may be required.

Section 3(c):
Warrants

•	As of January 16, 2007, Warrants to purchase 473,219 Membership Interests were outstanding.

Debt Securities/Convertible Debt Securities

•
On January 16, 2007, Promissory Notes of $2,466,925.88 (the “Notes”), in aggregate principal amount (plus accrued and unpaid interest thereon) made by Spot-On in favor of certain Members and one other lender, including the “December Notes” (as hereinafter defined), were outstanding. Members may make additional loans from time to time to cover Spot-On’s working capital or capital expenditure needs. Notes of $2,060,256.88 in aggregate principal amount provide that, in the event Spot-On receives net proceeds of not less than $7.1 million in a private placement of equity interests issued by Spot-On, the holder of such Note has the right to convert all or a portion of the outstanding amounts thereunder into the same class of equity interests of Spot-On acquired by, and at the same price per interest paid by, the investors in such private placement. Spot-On was informed in writing by electronic email by holders of Notes constituting $24,604.93, in aggregate principal amount which matured on December 31, 2006 (the “December Notes”)), that the applicable holder intended to exchange outstanding amounts due under its Notes into Membership Interests pursuant to an exchange offer conducted by Spot-On in which such holder was offered the right to exchange each $1 of outstanding amounts under the Notes into 1 Unit (the “Exchange Offer”). Spot-On has not yet received the documentation effecting the exchange from the these holders and, therefore, these Notes remain outstanding.

•
Promissory Notes of $1,000,000, in aggregate principal amount (plus accrued and unpaid interest thereon) made by Spot-On in favor the Bank of Southern Connecticut (the “Bank”) are outstanding which evidence loans made by the Bank to the Company under its secured loan facility with the Bank.

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•
Convertible debentures have been issued by Spot-On, pursuant to one or more agreements substantially similar to the Agreement, and are outstanding. Spot-On may from time to time issue additional convertible debentures pursuant to one or more agreements substantially similar to the Agreement.

Preemptive Rights

•
Under Spot-On’s Limited Liability Company Agreement, dated May 23, 2003, as amended (the “LLC Agreement”), members of Spot-On (the “Members”) have preemptive right on issuances of Membership Interests or other equity interests issued by Spot-On (including securities convertible or exchangeable for, or options or warrants to purchase, Membership Interests or equity interests issued by Spot-On) and on loans made to Spot-On by Members.

Section 3(e):

•
Spot-On has not paid the amounts outstanding under the December Notes which matured on December 31, 2006. The holders of the December Notes informed Spot-On in writing by electronic email that they intended to exchange December Notes in the Exchange Offer. Spot-On has not yet received the documentation effecting the exchange from the these holders and, therefore, the December Notes remain outstanding.

•
The consent of the Bank is required for Spot-On to incur, and become liable for, the indebtedness evidenced by the Convertible Debentures and for the creation of the security interest in Spot-On’s assets contemplated by the Securities Purchase Agreement and the documents related thereto.

•
A notice to the members of Spot On advising them of their pre-emptive rights, together with a memo describing all of the essential terms of the proposed transaction, was sent to all of the Spot On members on January 11, 2007. Pursuant to the terms of the Spot On LLC Agreement, the members have 10 days after the giving of the pre-emptive rights notice to exercise their pre-emptive rights. If a member fails to timely exercise such rights, Spot On may consummate the transaction(s) that were the subject of the pre-emptive rights notice during a period of 60 after the expiration of the notice period. In addition, Spot On is in the process of obtaining waivers from its members of their pre-emptive rights relating to the contemplated transaction.

Section 3(g) and Section 3.1(k):

•	Spot-On has from time to time had claims filed against it by former employees. Currently, a claim is pending against Spot-On by a former employee of Spot-On for breach of his employment contract.

Section 3(o):

•	Neither Spot-On nor its subsidiaries carry directors and officers liability insurance, errors and omissions insurance, or professional liability insurance.

Section 3(q):

•
Although neither Spot-On nor its subsidiaries maintain a system of internal accounting controls, Spot-On has implemented certain procedures which, management believes, provide Spot-on with reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability. Spot-On is currently in the process of comparing the recorded amounts for its assets with its existing assets and intends to take what it deems to be appropriate action with respect to any differences. This process was last undertaken and completed in 2005.

Section 3(r):

•
Spot-On has not paid the amounts outstanding under the December Notes which matured on December 31, 2006. The holders of the December Notes informed Spot-On in writing by electronic email that they intended to exchange December Notes in the Exchange Offer. Spot-On has not yet received the documentation effecting the exchange from the these holders and, therefore, the December Notes remain outstanding.

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Section 3(s):

•
Spot-On and its subsidiaries have accrued and unpaid sales taxes which Spot-On has estimated to be approximately $100,000, in aggregate. Spot-On has engaged a tax consultant to determine the actual amount of sales taxes due and payable.

Section 3(t):

•	As of January 16, 2007, Notes of $1,571,048.02 in aggregate principal made by Spot-On in favor of certain Managers were outstanding.

Section 3(u):

•
Under the LLC Agreement, Members have preemptive rights on issuances of Membership Interests or other equity interests in Spot-On (including securities convertible or exchangeable for, or options or warrants to purchase, Membership Interests or equity interests in Spot-On) and on loans made to Spot-On by Members.

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